Exhibit 99.1

STRYKER OPERATING RESULTS FOR

QUARTER ENDED MARCH 31, 2006

Kalamazoo, Michigan -- April 20, 2006 -- Stryker Corporation (NYSE:SYK) reported operating results for the quarter ended March 31, 2006 as follows:

First Quarter Highlights

·	Net sales increased 9.8% (12.3% constant currency) to $1,321 million
·	Orthopaedic Implant sales increased 7.1% (10.6% constant currency)
·	MedSurg Equipment sales increased 15.5% (16.6% constant currency)
·	Adjusted net earnings increased 20.1% to $200 million and reported net earnings decreased 11.5% to $148 million
·	Adjusted diluted net earnings per share increased 19.5% to $.49 and reported diluted net earnings per share were $.36, a decrease of 12.2%
·	2006 includes a charge of $53 million ($.13 per diluted share) for purchased in-
process research and development
·	2006 and 2005 include additional compensation expense of $14.8 million and $9.8 million, respectively, to reflect the expensing of stock option compensation

Net sales were $1,320.9 million for the first quarter of 2006, representing a 9.8% increase over net sales of $1,202.5 million in the first quarter of 2005.  Excluding the impact of foreign currency, net sales increased 12.3% for the first quarter.

The Company's first quarter of 2006 net earnings were reduced by a $52.7 million charge to write off purchased in-process research and development associated with the acquisition of Sightline Technologies Ltd. (Sightline).  The first quarter results also reflect the adoption of Financial Accounting Standards Board (FASB) Statement No. 123R, Share-Based Payment, which requires companies to recognize the cost of stock options as compensation expense.  The Company adopted the Statement using the modified-retrospective transition method, under which all prior period amounts have been restated on a consistent basis.  As a result of adopting Statement No. 123R, the Company recognized additional compensation expense of $14.8 million and $9.8 million in the first quarter of 2006 and 2005, respectively.

Excluding the impact of the $52.7 million charge to write off purchased in-process research and development, adjusted net earnings for the first quarter of 2006 were $200.2 million, representing a 20.1% increase over net earnings of $166.7 million for the first quarter of 2005 and adjusted diluted net earnings per share for the first quarter of 2006 were $.49, representing a 19.5% increase over diluted net earnings per share of $.41 for the first quarter of 2005.

Reported net earnings for the first quarter of 2006 were $147.5 million, representing an 11.5% decrease from net earnings of $166.7 million in the first quarter of 2005.  Reported diluted net earnings per share for the first quarter of 2006 decreased 12.2% to $.36 compared to $.41 in the first quarter of 2005.

Sales Analysis

Domestic sales were $867.9 million for the first quarter of 2006, representing an increase of 12.0% as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment and higher revenue from Physical Therapy Services.

International sales were $453.0 million for the first quarter of 2006, representing an increase of 5.9% as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.  The impact of foreign currency comparisons to the dollar value of international sales was unfavorable by $29.9 million in the first quarter.  Excluding the impact of foreign currency, international sales increased 12.9% in the first quarter of 2006.

Worldwide sales of Orthopaedic Implants were $763.6 million for the first quarter of 2006, representing an increase of 7.1% based on higher shipments of reconstructive (hip, knee and shoulder), trauma, spinal and craniomaxillofacial implant systems; bone cement; and the bone growth factor OP-1.  Excluding the impact of foreign currency, sales of Orthopaedic Implants increased 10.6% in the first quarter of 2006.

Worldwide sales of MedSurg Equipment were $490.3 million for the first quarter of 2006, representing an increase of 15.5% based on higher shipments of surgical equipment; surgical navigation systems; endoscopic, communications and digital imaging systems; as well as patient handling and emergency medical equipment.  Excluding the impact of foreign currency, sales of MedSurg Equipment increased 16.6% in the first quarter of 2006.

Physical Therapy Services revenues were $67.0 million for the first quarter of 2006, representing an increase of 2.9% as a result of added revenue from new physical therapy centers.

First Quarter 2006 Acquisition of Sightline

The Company acquired all of the outstanding stock of Sightline, a private, development stage company during the first quarter of 2006.  Terms of the transaction included an upfront payment of $50 million in cash plus certain transaction costs and the assumption of certain liabilities.  Stryker also agreed to make milestone payments of up to an additional $90 million upon the achievement of certain operational and financial targets related to Sightline's products, the first of which is not expected to occur before 2007.  Sightline, a developer of flexible endoscopes for the gastrointestinal and other markets, has developed a technology that should improve insertion and sterilization during colonoscopy procedures.  The transaction resulted in a charge against both pre-tax and net earnings of $52.7 million, or $.13 per diluted share, to write off purchased in-process research and development costs.

Income Tax Rate

The Company's effective income tax rate for the first quarter of 2006 was 35.1% as compared to an effective income tax rate for the first quarter and year ended December 31, 2005 of 29.3% and 32.6%, respectively.  The effective income tax rate for the first quarter of 2006 reflects the impact of the non-deductibility for income tax purposes of the purchased in-process research and development charge associated with the acquisition of Sightline.  The effective income tax rates for the 2005 periods have been restated to reflect the adoption of FASB Statement No. 123R.  The effective income tax rate for the year ended December 31, 2005 also reflects the non-deductibility for income tax purposes of the purchased in-process research and development charge associated with the acquisition of PlasmaSol Corp. as well as the third and fourth quarter 2005 income taxes associated with the repatriation of foreign earnings under the provisions of the American Jobs Creation Act.

Outlook for 2006

The Company's outlook for 2006 continues to be optimistic regarding underlying growth rates in orthopaedic procedures and the Company's broadly based range of products in orthopaedics and other medical specialties, despite the potential for increased pricing pressure on Orthopaedic Implants products in the United States, Japan and certain other foreign markets.  The Company projects adjusted diluted net earnings per share for 2006 of $2.02, excluding the impact of the charge to write off purchased in-process research and development associated with the acquisition of Sightline.  The projection represents a 21.0% increase over adjusted restated diluted net earnings per share of $1.67 in 2005.

The financial forecast for 2006 includes a net sales increase in the range of 11% to 14% as a result of growth in shipments of Orthopaedic Implants and MedSurg Equipment and higher revenue from Physical Therapy Services, offset by unfavorable foreign currency exchange rate movements.  If foreign currency exchange rates hold near recent levels, the Company anticipates an unfavorable impact on net sales in the second quarter and full year of 2006 of approximately 1% to 2%.  Excluding the effect of foreign currency exchange rates, the Company expects annual net sales growth in the range of 12% to 15% in 2006, which is comparable to the 12% sales growth, excluding the effect of foreign currency exchange rates, reported for the first quarter of 2006 and the 14% sales growth, excluding the effect of foreign currency exchange rates, reported for the full year of 2005.

Conference Call

As previously announced, the Company will conduct a conference call for financial analysts at 5:00 p.m., Eastern Time, today.  To hear the conference call, dial 800/725-9961.  A simultaneous webcast of the call may be accessed via the Company's website at www.stryker.com.  The call will be archived on this site for 90 days. A recording of the call will also be available from 7:00 p.m., Eastern Time, today until 7:00 p.m. on Saturday, April 22, 2006.  To hear this recording dial 800/633-8284 (domestic) or 402/977-9140 (international) and enter the registration number 21279876.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements.  Such factors include, but are not limited to: pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; regulatory actions; unanticipated issues arising in connection with clinical studies and eventual United States Food and Drug Administration approval of additional OP-1 applications, the FlexiCore and CerviCore spinal implant products or other new product introductions; integration and other issues that could delay the introduction of the recently acquired Sightline product line; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; changes in economic conditions that adversely affect the level of demand for the Company's products; changes in foreign exchange markets; changes in financial markets; and changes in the competitive environment.  Additional information concerning these and other factors are contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties.  Stryker works with respected medical professionals to help people lead more active and more satisfying lives.  The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment.  Stryker also provides outpatient physical therapy services in the United States.

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2006
(Unaudited - In Millions Except Per Share Amounts)

	First Quarter
CONDENSED STATEMENTS OF EARNINGS (1)	2006	2005	% Change

Net sales	$1,320.9	$1,202.5	9.8
Cost of sales	452.9	430.0	5.3
GROSS PROFIT	868.0	772.5	12.4
% of Sales	65.7	64.2

Research, development and engineering expenses	77.1	61.6	25.2
Selling, general and administrative expenses	505.7	458.1	10.4
Intangibles amortization	10.4	16.4	(36.6)
Purchased in-process research and development	52.7	--	--

	645.9	536.1	20.5

OPERATING INCOME	222.1	236.4	(6.0)
% of Sales	16.8	19.7

Other income (expense)	5.2	(0.6)	--

EARNINGS BEFORE INCOME TAXES	227.3	235.8	(3.6)
Income taxes	79.8	69.1	15.5
NET EARNINGS	$147.5	$166.7	(11.5)

Net Earnings Per Share
Basic	$0.36	$0.41	(12.2)
Diluted	$0.36	$0.41	(12.2)

Average Shares Outstanding
Basic	405.7	402.8
Diluted	411.3	410.7

RECONCILIATION OF REPORTED NET EARNINGS TO ADJUSTED NET EARNINGS

	First Quarter
	2006	2005	% Change
NET EARNINGS
Reported net earnings	$147.5	$166.7	(11.5)
Purchased in-process research and development	52.7	--	--
Adjusted net earnings	$200.2	$166.7	20.1

DILUTED NET EARNINGS PER SHARE
Reported diluted net earnings per share	$0.36	$0.41	(12.2)
Purchased in-process research and development	$0.13	$ --	--
Adjusted diluted net earnings per share	$0.49	$0.41	19.5

(1)  On January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123R using the modified-retrospective transition method, under which all prior period amounts have been restated on a consistent basis.

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2006
(Unaudited - In Millions)

	First Quarter
			% Change
				Constant
CONDENSED SALES ANALYSIS	2006	2005	Reported	Currency

Domestic	$867.9	$774.7	12.0	12.0

International	453.0	427.8	5.9	12.9

NET SALES	$1,320.9	$1,202.5	9.8	12.3

Orthopaedic Implants	$763.6	$713.0	7.1	10.6

MedSurg Equipment	490.3	424.4	15.5	16.6

Physical Therapy Services	67.0	65.1	2.9	2.9

NET SALES	$1,320.9	$1,202.5	9.8	12.3

STRYKER CORPORATION
(Unaudited - In Millions)

	March 31	December 31
CONDENSED BALANCE SHEETS (1)	2006	2005

ASSETS
Cash and cash equivalents	$198.4	$491.2
Marketable securities	675.7	565.3
Accounts receivable (net)	841.8	770.3
Inventories	595.6	563.5
Other current assets	509.9	479.8
TOTAL CURRENT ASSETS	2,821.4	2,870.1
Property, Plant and Equipment (net)	857.6	831.0
Goodwill and Other Intangibles (net)	917.5	922.9
Other Assets	397.7	368.5
TOTAL ASSETS	$4,994.2	$4,992.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities	$1,133.4	$1,248.8
Long-Term Debt	99.6	184.2
Other Liabilities	272.6	259.3
Shareholders' Equity	3,488.6	3,300.2
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,994.2	$4,992.5

(1)  On January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123R using the modified-retrospective transition method, under which all prior period amounts have been restated on a consistent basis.

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2006
(Unaudited - In Millions)

	First Quarter
CONDENSED STATEMENTS OF CASH FLOWS (1)	2006	2005

OPERATING ACTIVITIES

Net earnings	$147.5	$166.7
Depreciation	28.7	27.1
Amortization	49.1	46.8
Purchased in-process research and development	52.7	--
Changes in working capital and other	(257.3)	(214.2)

NET CASH PROVIDED BY OPERATING ACTIVITIES	20.7	26.4

INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(47.4)	(50.1)
Purchases of marketable securities, net	(110.4)	--
Purchases of property, plant and equipment	(51.9)	(45.3)
Proceeds from sales of property, plant and equipment	0.1	0.2

NET CASH USED IN INVESTING ACTIVITIES	(209.6)	(95.2)

FINANCING ACTIVITIES

Repayments on borrowings, net	(98.1)	--
Dividends paid	(44.6)	(36.2)
Other	38.2	1.5

NET CASH USED IN FINANCING ACTIVITIES	(104.5)	(34.7)

Effect of exchange rate changes on cash and cash equivalents	0.6	(1.2)

CHANGE IN CASH AND CASH EQUIVALENTS	$(292.8)	$(104.7)

(1)  On January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123R using the modified-retrospective transition method, under which all prior period amounts have been restated on a consistent basis.

Date:	April 20, 2006
Contact:	Dean H. Bergy
Vice President and Chief Financial Officer
269/385-2600